EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-79703) of UCBH Holdings, Inc. of our report dated June 20, 2007, with respect to the statement of net assets available for benefits (modified cash basis) of the United Commercial Bank Savings Plus Plan as of December 31, 2006, which report appears in the December 31, 2007 annual report on Form 11-K of the United Commercial Bank Savings Plus Plan.
/s/ Mohler, Nixon & Williams
MOHLER, NIXON & WILLIAMS
Accountancy Corporation
Campbell, CA
June 18, 2008